UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☑	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

BALL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Information to be posted to Ball Corporation's Portal:

Ball employees who are shareholders of the company have recently received their proxy materials for the 2009 Annual Meeting of Shareholders.  The company encourages all employee shareholders to vote their shares and to vote as the Board of Directors has recommended in the proxy materials.  Dave Hoover, Ball’s Chairman, President and CEO, will be sending an e-mail to employee shareholders with further information regarding the recommended voting.

E-mail to be sent by R. David Hoover:

Dear Ball Employee:

You should have recently received, through the U.S. mail, a notice of the 2009 Annual Meeting of Shareholders and Proxy Statement, an Annual Report and 10-K and a voting card for the 2009 Annual Meeting of Shareholders.  The proxy materials contain three proposals on which shareholders are being asked to vote.  The Ball Corporation Board of Directors is recommending a vote FOR Proposal 1 and Proposal 2 and a vote AGAINST Proposal 3.  I would like to encourage you to follow our Board’s recommendations.

I encourage you to vote FOR Proposals 1 and 2:

●
Proposal 1 is to elect three directors for three year terms expiring at the Annual Meeting of Shareholders to be held in 2012.  We encourage you to vote in favor of the reelection of Robert Alspaugh, Dave Hoover and Jan Nicholson.

●
Proposal 2 is to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the company for 2009.  PricewaterhouseCoopers has been the company’s independent accounting firm for many years.

I encourage you to vote AGAINST Proposal 3.

●
The board is recommending that you vote AGAINST Proposal 3 which is a proposal to declassify the Board of Directors.  The company believes that the current staggered board (in which approximately one-third of the directors are elected annually to serve three-year terms) has assisted the company in maintaining the stability of the company and in preventing the interference in the company’s business by proponents of unwanted takeovers, restructuring or other unwise actions advocated by a vocal minority focused only on short-term gains that could be detrimental to the long-term value and stability of the company.  I urge you to read the company’s Statement in Opposition to the Shareholder Proposal which can be found on page 40 of the Proxy Statement.

Each of the proposals is set forth in the Proxy Statement, which you should review.  Ball’s Proxy Statement, Annual Report and 10-K are available at
http://materials.proxyvote.com/058498 or on the Ball Corporation Web site.  To access Ball’s Proxy Statement, Annual Report and 10-K at
www.ball.com please select the “Corporate” page and click on the “Investors” tab and view the section entitled “Featured Report.”

You may submit your vote via the Internet at www.investorvote.com or by telephone (1-800-652-8683) by following the instructions contained in your proxy card, notice of Internet availability of proxy materials or voting instruction form.  You may receive more than one notice, proxy card and/or voting instruction form depending on where your shares are held.  Please be sure to vote each notice, proxy card and/or voting instruction form you receive to ensure that all of your shares are voted.

If you have already voted your shares, I thank you.  If you have not yet voted, I encourage you to review the proxy materials and vote, no matter how many shares you own.  Your vote is very important.

Thank you for your consideration of these matters.

R. David Hoover